Exhibit 99.1

Company Contact: Tom Flaherty, Chief Financial Officer Wayside Technology Group, Inc. (732) 389-0932 tom.flaherty@waysidetechnology.com

WAYSIDE TECHNOLOGY GROUP, INC. REPORTS SECOND QUARTER 2013 RESULTS

AND DECLARES QUARTERLY DIVIDEND

Revenue:	$74.1 million
Income from operations:	$2.2 million
Net income:	$1.5 million
Diluted earnings per share:	$0.34 per share
Dividend declared:	$0.16 per share

SHREWSBURY, NJ, July 25, 2013 — Wayside Technology Group, Inc. (NASDAQ: WSTG) today reported financial results for the second quarter ended June 30, 2013. The results will be discussed in a conference call to be held on July 26, 2013 at 10:00 AM Eastern time. The dial-in telephone number is (866) 793-1341 and the pass code is “WSTG.”  This conference call will be webcast by NASDAQ OMX and can be accessed at Wayside Technology’s Web site at www.waysidetechnology.com/earnings-call.

“I am pleased to report solid financial results. Overall, revenue increased 7% and net income increased 18% over the same period last year. In addition, our Q2 year-over-year growth on all key metrics — including revenue, gross margin, income from operations and net income — showed improvement compared to Q1’s year-over-year growth.” said Simon F. Nynens, Chairman and Chief Executive Officer.

Cash and cash equivalents amounted to $12.0 million, representing 37% of equity as of June 30, 2013. Working capital amounted to $22.7 million, representing 70% of equity as of June 30, 2013.

Net sales for the second quarter of 2013 increased 7% or $4.9 million to $74.1 million, compared to $69.2 million for the same period in 2012. Net sales for the second quarter of 2013 for our Lifeboat segment were $61.2 million, compared to $53.5 million in the second quarter of 2012, representing an increase of $7.7 million or 14%. Net sales for our TechXtend segment for the second quarter of 2013 were $12.9 million, compared to $15.6 million in the second quarter of 2012, representing a decrease of $2.7 million or 18%.

The 14% increase in net sales for the Lifeboat Distribution segment was mainly a result of our increased account penetration, our continued focus on the expanding virtual infrastructure-centric business and the addition of several key product lines. The 18% decrease in net sales in the TechXtend segment was primarily due to a decrease in extended payment terms sales transactions as compared to exceptionally strong levels of extended payment terms sales in the second quarter ended June 30, 2012.

Gross Profit for the second quarter ended June 30, 2013 increased 7% or $0.4 million to $6.0 million, compared to $5.6 million for the second quarter of 2012. Total gross profit for our Lifeboat segment was $4.5 million, compared to $3.8 million in the second quarter of 2012, representing a 17% increase. The increase in gross profit for the Lifeboat segment was due to higher sales volume in the current year. Total gross profit for our TechXtend segment was $1.5 million, compared to $1.7 million in the second quarter of 2012, representing a 17% decrease. The decrease in gross profit in the TechXtend segment was the result of the decreased sales volume, including a decrease in extended payment terms sales transactions.  Gross profit margin (gross profit as a percentage of net sales) for the second quarter of 2013 and 2012 was 8.1% for each period.

Total selling, general, and administrative (“SG&A”) expenses for the second quarter of 2013 were $3.8 million, compared to $3.6 million for the second quarter of 2012, representing an increase of $0.2 million or 7%. This increase is primarily the result of an increase in commissions and bonus for our Lifeboat segment (which are based on gross profit) and an increase in salary expense (from increased headcount in sales, finance and operations to support business growth) in 2013 compared to 2012, offset in part by a decrease in commissions and bonus for our TechXtend segment (which are based on gross profit). As a percentage of net sales, SG&A expenses for second quarter of 2013 and 2012 remained consistent at 5.1% for each period.

Net income and diluted earnings per share for the second quarter of 2013 were $1.5 million and $0.34, respectively, compared to $1.3 million and $0.28 in the prior year.

On July 24, 2013, the Board of Directors declared a quarterly dividend of $.16 per share of its common stock, payable August 16, 2013 to shareholders of record on August 6, 2013.

About Wayside Technology Group, Inc.

Wayside Technology Group, Inc. (NASDAQ: WSTG) was founded in 1982 and is a unified and integrated technology company providing products and solutions for corporate resellers, VARs, and developers as well as business, government and educational entities. The company offers technology products from software publishers and manufacturers including Acronis, Bluebeam Software, CA Technologies, DataCore, Datawatch, Dell/Dell Software, Flexera Software, GFI, Hewlett Packard, Infragistics, Intel Software, Lenovo, Microsoft, Mindjet, SAP/Sybase, SolarWinds, Sophos, StorageCraft Technology, TechSmith, Telerik, Veeam Software, Vision Solutions and VMware. Additional information can be found by visiting www.waysidetechnology.com.

The statements in this release concerning the Company’s future prospects are forward-looking statements that involve certain risks and uncertainties. Such risks and uncertainties could cause actual results to differ materially from those indicated by such forward-looking statements, and include, without limitation, the continued acceptance of the Company’s distribution channel by vendors and customers, the timely availability and acceptance of new products, product mix, market conditions, contribution of key vendor relationships and support programs, as well as factors that affect the software industry in general and other factors. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in our filings with the Securities and Exchange Commission. Except as otherwise required by law, the Company undertakes no obligation to update or revise these forward-looking statements.

—Tables Follow —

WAYSIDE TECHNOLOGY GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share amounts)

	June 30, 2013	December 31, 2012
	(unaudited)

ASSETS

Current assets
Cash and cash equivalents	$12,021	$9,835
Marketable securities	—	4,411
Accounts receivable, net	53,454	61,388
Inventory - finished goods	1,747	1,717
Prepaid expenses and other current assets	1,518	1,281
Deferred income taxes	286	280
Total current assets	69,026	78,912

Equipment and leasehold improvements, net	372	375
Accounts receivable long-term	8,835	11,851
Other assets	153	71
Deferred income taxes	215	236

	$78,601	$91,445

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued expenses	$46,309	$59,265
Current portion- capital lease obligation	14	55
Total current liabilities	46,323	59,320

Commitments and contingencies

Stockholders’ equity
Common stock, $.01 par value; 10,000,000 shares authorized, 5,284,500 shares issued, and 4,696,553 and 4,740,873 shares outstanding, respectively	53	53
Additional paid-in capital	28,040	27,712
Treasury stock, at cost, 587,947 and 543,627 shares, respectively	(6,304)	(5,373)
Retained earnings	10,383	9,316
Accumulated other comprehensive income	106	417
Total stockholders’ equity	32,278	32,125
	$78,601	$91,445

WAYSIDE TECHNOLOGY GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share data)

	Six months ended		Three months ended
	June 30,		June 30,
	2013	2012	2013	2012
	(Unaudited)		(Unaudited)
Revenues
Lifeboat segment	$115,078	$102,850	$61,209	$53,548
TechXtend segment	24,997	33,226	12,886	15,621
Total Revenue	140,075	136,076	74,095	69,169

Cost of sales
Lifeboat segment	106,794	95,221	56,698	49,704
TechXtend segment	22,003	29,698	11,432	13,875
Total Cost of sales	128,797	124,919	68,130	63,579

Gross Profit	11,278	11,157	5,965	5,590

Operating expenses
Selling costs	4,004	3,919	2,010	1,947
Stock based compensation	551	463	280	231
Other general and administrative expenses	3,176	3,156	1,524	1,373
Total Selling, general and administrative expenses	7,731	7,538	3,814	3,551

Income from operations	3,547	3,619	2,151	2,039

Interest income, net	276	254	146	130
Foreign currency transaction gain	21	1	16	—
Income before income tax provision	3,844	3,874	2,313	2,169
Provision for income taxes	1,284	1,541	773	865

Net income	$2,560	$2,333	$1,540	$1,304

Net income per common share - Basic	$0.57	$0.52	$0.35	$0.29
Net income per common share - Diluted	$0.56	$0.50	$0.34	$0.28

Weighted average common shares outstanding - Basic	4,464	4,449	4,451	4,471
Weighted average common shares outstanding - Diluted	4,578	4,632	4,557	4,656